Exhibit 99.1

VCAT Reports Results for the Three Months Ended September 30, 2006

San Diego, California, November 8, 2006 – Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT), today reported operating results for the three months ended September 30, 2006.

Three Months Ended September 30, 2006 Results

VCAT reported a net loss for the three months ended September 30, 2006, of $90,000 or $.01 loss per share. This compares with a net loss of $85,000, or $.01 loss per share, for the three months ended September 30, 2005.

Revenues for the three months ended September 30, 2006 were $2,073,000, as compared to $2,071,000 during the three months ended September 30, 2005. Revenues from consulting services in the current period were $1,923,000, compared to $1,946,000 earned during the same period in the prior year. Revenues from software products and related services in the current period were $150,000, as compared to $125,000 in the same period last year.

Costs of revenues were $1,009,000 during the three months ended September 30, 2006, as compared to $993,000 during the three months ended September 30, 2005.

Operating expenses, consisting of general and administrative, sales and marketing, and research and development, were $1,347,000 during the three months ended September 30, 2006, compared to $1,357,000 during the three months ended September 30, 2005.

Other income was $50,000 during the three months ended September 30, 2006, compared to $79,000 during the three months ended September 30, 2005.

For the three months ended September 30, 2006, VCAT recorded an income tax benefit of $142,000. VCAT recorded an income tax benefit for the three months ended September 30, 2005 of $114,000.

As of September 30, 2006, VCAT’s unrestricted cash and cash equivalents balance was $4,614,000.

As of September 30, 2006, VCAT had uncompleted software contracts that, if completed, will result in additional aggregate revenues of $5,154,000, exclusive of any potential support fees, at the time of their completion, compared to $4,760,000 as of June 30, 2006.

On August 28, 2006, VCAT announced that it had signed a definitive agreement whereby IGT, a wholly-owned subsidiary of International Game Technology, will acquire all of the outstanding shares of VCAT for $2.58 per share in cash. In connection with the proposed transaction, VCAT has filed a preliminary proxy statement and other relevant documents with the Securities and

Exchange Commission (the “SEC”). SHAREHOLDERS OF VCAT ARE URGED TO CAREFULLY READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, INCLUDING THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VCAT AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the definitive proxy statement and other documents when they become available by contacting Investor Relations, VCAT, 591 Camino De La Reina, Suite 418, San Diego, California 92108. In addition, documents filed with the SEC by VCAT will be available free of charge at the SEC’s web site at http://www.sec.gov.

VCAT, International Game Technology and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the shareholders of VCAT with respect to the proposed transaction. Certain directors and executive officers of VCAT may have direct or indirect interests in the merger due to securities holdings, pre-existing or future indemnification arrangements, vesting of options, or rights to severance or retention payments in connection with the merger. Additional information regarding VCAT and the interests of its executive officers and directors in the acquisition is contained in the preliminary proxy statement and will be contained in the definitive proxy statement regarding the acquisition that will be filed by VCAT with the SEC in connection with the proposed transaction.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including any implications as to future results and the proposed merger. Forward-looking statements relating to expectations about future results or events are based upon information available to VCAT as of today’s date, and VCAT does not assume any obligation to update any of these statements, except as otherwise required by law. The forward-looking statements are not guarantees of the future performance of VCAT and are subject to risks and uncertainties, including risks described in VCAT’s periodic reports filed with the SEC and risks associated with the proposed merger described in the preliminary proxy statement filed with the SEC. Actual results may vary materially from the results and expectations discussed.

About Venture Catalyst Incorporated

VCAT is a provider of consulting services and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California, and has offices in Las Vegas, Nevada.

Contact:

Investor Relations

Kevin McIntosh, 619-330-4000

VENTURE CATALYST INCORPORATED

STATEMENTS OF OPERATIONS

For the Three Months Ended September 30,

(Unaudited)

	2006	2005
Revenues:
Consulting services	$1,922,930	$1,946,461
Software products and related services	150,169	124,570

Total revenues	2,073,099	2,071,031
Cost of revenues:
Consulting services	709,302	714,540
Software products and related services	299,405	278,305

Total cost of revenues	1,008,707	992,845

Gross profit	1,064,392	1,078,186

Operating expenses:
General and administrative	1,062,819	1,019,315
Sales and marketing	217,772	274,832
Research and development	66,447	62,436

Total operating expenses	1,347,038	1,356,583

Operating loss	(282,646)	(278,397)

Other income:
Interest income	50,999	32,052
Litigation settlement	—	47,000
Other losses	(572)	—

Other income, net	50,427	79,052

Net loss before income tax benefit	(232,219)	(199,345)
Income tax benefit	142,000	114,000

Net loss	$(90,219)	$(85,345)

Basic and diluted loss per share:
Net loss per share - basic	$(.01)	$(.01)

Net loss per share - diluted	$(.01)	$(.01)

Weighted average common shares outstanding:
Basic	7,221,598	7,206,598

Diluted	7,221,598	7,206,598